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                                                                   EXHIBIT 99(c)

[DIAL CORPORATION (R) LOGO]

Code of Ethics & Business

Responsibilities

Table of contents

1      INTRODUCTION

1      RESPONSIBILITIES TO SHAREHOLDERS

       2      Financial Integrity
       2      Insider Trading
       3      Antitrust Activities
       4      Conflicts of Interest

5      RESPONSIBILITIES TO DIAL

       5      Business Opportunities
       6      Company Resources
       6      Intellectual Property

7      RESPONSIBILITIES TO EACH OTHER

       7      Equal Opportunity
       7      Non-Harassment
       8      Health & Safety
       8      Alcohol & Drugs
       9      Privacy of Information

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THE DIAL CORPORATION
CODE OF ETHICS & BUSINESS RESPONSIBILITIES
PAGE II

9      RESPONSIBILITIES TO CONSUMERS

       9      Product Quality
       10     Sales, Marketing & Advertisement

10     RESPONSIBILITIES TO BUSINESS PARTNERS

       10     Contractors & Suppliers
       11     Gifts & Entertainment

12     RESPONSIBILITIES TO OUR COMMUNITIES

       12     Environmental Protection
       13     News Media Inquiries
       13     Public Activities
       14     International Operations

14     REPORTING VIOLATIONS

15     ETHICS & COMPLIANCE CHECKLIST

15     WAIVERS

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INTRODUCTION

The Dial Corporation is committed to conducting business in accordance with the highest ethical and legal standards. Failing to do so puts Dial's name, reputation for integrity and business at risk. While Dial strives to achieve market leadership and business success, achieving results through unethical business practices is not tolerated.

Dial's Code of Ethics & Business Responsibilities (the "Code") reinforces Dial's commitment to the highest ethical and legal standards as set forth in Dial's Cultural Contract. This Code provides each employee and member of the Board of Directors of Dial, as well as Dial's affiliated and subsidiary companies, suppliers, contractors and other business partners, with guidance and perspective in understanding business ethics at Dial. More than just a description of business standards, the Code is the centerpiece of Dial's corporate-wide compliance program. While its words may change to reflect the constantly evolving marketplace, the Code's basic principle -- Dial's integrity -- has not and will not change.

The Code is designed to guide and help identify activities and behaviors that are appropriate in conducting business. No code of conduct can spell out the appropriate moral conduct and ethical behavior for every situation. In the final analysis, you must rely on your own good business judgment.

Compliance with this Code and Dial's Cultural Contract will be strictly enforced. If you fail to comply with this Code or Dial's Cultural Contract, you will be subject to disciplinary action, including termination of employment.

RESPONSIBILITIES TO SHAREHOLDERS

Dial is committed to advancing the long-term interests of its shareholders and to protecting and improving the value of their investment by observing the highest standards of ethical and legal conduct in all business dealings. Dial conducts its operations in accordance with accepted principles of good corporate governance.

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FINANCIAL INTEGRITY

Dial requires honest and accurate recording and reporting of financial information in order to make responsible business decisions. All financial books, records and accounts must accurately reflect transactions and events and conform to generally accepted accounting principles and to Dial's system of internal controls.

Examples of unethical financial or accounting practices include:

     - Making false entries that intentionally hide or disguise the true nature of any transaction

     - Improperly accelerating or deferring the recording of expenses or revenues to achieve financial results or goals

     - Maintaining any undisclosed or unrecorded funds or "off the book" assets

     - Establishing or maintaining improper, misleading, incomplete or fraudulent account documentation or financial reporting

     - Processing a sale or shipping product prior to receipt of a valid, customersupplied purchase order

     - Making any payment for purposes other than those described in documents supporting the payment

     - Signing any documents believed to be inaccurate or untruthful

INSIDER TRADING

It is illegal to buy or sell securities (either personally or on behalf of others) on the basis of material, nonpublic information. It is also illegal to communicate (i.e., to "tip") material, nonpublic information to others so that they may buy or sell securities on the basis of that information. If you know material, nonpublic information about Dial or any other company, including contractors, suppliers or business partners, you are prohibited from trading (directly or indirectly) or tipping others to trade in the securities of that company.

Material, nonpublic information is factual information that a reasonable investor would want to know before making an investment decision. Examples of material, nonpublic information include:

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     - Quarterly or annual financial results

     - Financial forecasts

     - Significant financial developments

     - Possible mergers, acquisitions, joint ventures or divestitures

     - Significant product developments

These prohibitions continue for as long as the information you know remains material and nonpublic. Anyone who gives such nonpublic information to others may be subject to disciplinary action, up to and including termination of employment, as well as potential criminal prosecution. Guidance on questions about specific transactions should be obtained from Dial's General Counsel in advance of the transaction.

ANTITRUST ACTIVITIES

The free enterprise system rests on the proposition that free and open competition is the best way to ensure an adequate supply of goods and services at reasonable prices. The antitrust laws of the U.S. are intended to protect and promote vigorous and fair competition.

No matter what position you hold, you must adhere strictly to U.S. antitrust laws and to all laws governing competition in any country in which Dial does business. Violation of antitrust laws can result in severe civil and criminal penalties, including imprisonment for individuals, and Dial can be subjected to substantial fines and damage awards.

Thefollowing agreements, arrangements or understandings with competitors, whether oral or in writing, must not occur:

     - Agreements to fix prices or boycott specified suppliers or customers

     - Agreements to allocate products, territories or markets

     - Agreements to exchange competitively sensitive information, especially prices

     - Agreements that limit the production or sale of product

Contacts with competitors are sensitive and risky, since courts can infer an agreement or collusion from such contacts when they are followed by common action or behavior. In contacts with competitors, you must not discuss:

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     - Prices

     - Trade allowances or rebates

     - Costs

     - Competition

     - Marketing plans or studies

     - Production plans and capabilities

     - Any other confidential information

In addition, you must not help competitors exchange this type of information by sharing one supplier's pricing or cost information with another supplier.

You should consult with Dial's Legal Department when planning to contact a competitor. If any competitor initiates a discussion involving the subjects above, you must immediately excuse yourself from the conversation and immediately report the matter to Dial's General Counsel.

Dial's customers are free to establish their own resale prices for Dial products. While you may suggest or recommend resale prices, you must not take coercive action to require customers to comply with such suggestions or recommendations.

You should obtain advice from Dial's Legal Department before engaging in any conduct or practice that may involve antitrust laws.

CONFLICTS OF INTEREST

Integrity in a business relationship means that all participants are working together for the common good and are not making decisions based on self-interest. You have a responsibility to avoid situations and relationships that involve actual or potential conflicts of interest. If you act, or appear to be acting in your own self-interest, you lose the trust of customers, consumers and business partners, and Dial's reputation is damaged.

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Generally, a conflict of interest arises whenever an employee's personal or financial interests differ from his or her responsibilities to Dial or from Dial's best interests. In some cases, the activities of a spouse, domestic partner or an immediate family member can also create a conflict of interest. Put another way, a conflict of interest is created whenever an activity, association or relationship might impair independent exercise of judgment in Dial's best interest.

Examples of situations that could be perceived as conflicts of interest and must be avoided include:

     - Conducting Dial business with a firm owned, partially owned or controlled by an employee or an employee's relatives

     - Owning a financial interest in Dial's vendors, customers or competitors (ownership of less than 1% of the stock of a publicly traded company that competes or does business with Dial is permissible)

     - Performing work, with or without compensation, for a competitor, governmental or regulatory entity, customer or supplier of Dial, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties

     - Using Dial property, materials, supplies, funds or other resources for personal purposes

These situations, and others like them, where loyalties to Dial could be compromised, must be avoided. If you believe you are involved in a potential conflict of interest, you must discuss it with your supervisor or Dial's General Counsel.

RESPONSIBILITIES TO DIAL

BUSINESS OPPORTUNITIES

You are responsible for advancing Dial's business interests when the opportunity to do so arises. You must not:

     - Use corporate property, information or a position at Dial for personal gain

     - Appropriate or divert to others any business opportunity or idea in which Dial might have an interest

     - Compete with Dial in any way

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COMPANY RESOURCES

Protect Dial's assets as you would your own. Effective use of corporate resources is critical to Dial's bottom line. Dial resources made available to help you perform your job include computers, telephones, internet access, reproduction equipment and facsimile systems. Dial maintains these resources and technologies for legitimate business activities and to support a positive, professional business climate. You are personally responsible for corporate assets placed in your control and are expected to use such resources and technology responsibly and professionally at all times.

     - Using Dial-provided technologies and property for communications of a personal nature should be on an infrequent basis

     - You must not use Dial assets to display, transmit or store inappropriate materials at any time

     - You are responsible for protecting these resources from damage, destruction, viruses, alteration, theft, fraudulent manipulation and unauthorized access, disclosure or use

INTELLECTUAL PROPERTY

Dial's success depends upon protecting Dial's intellectual property, including inventions, research and technical data, formulas, discoveries, designs, improvements, ideas, manufacturing directives, computer programs, trademarks, patents, copyrights, unpublished financial or pricing information, other confidential information and all related documentation. Confidential information is any information that gives Dial a competitive edge in the marketplace or that could harm Dial's business or personnel if disclosed publicly. Confidential information also includes customer, sales, marketing and other corporate data bases, marketing plans, employee personnel records and business proposals and strategies. You should consider all information gained through your work at Dial as confidential Dial information.

If you have access to Dial confidential information, you are obligated to protect and maintain Dial's intellectual property and act responsibly with the sensitive information of competitors, customers, suppliers, contractors and other business partners, as well as former employers and competitors. You must not use improper means to seek confidential information about a competitor.

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Dial employees, suppliers and contractors are required to sign agreements regarding the use of Dial confidential information and intellectual property. Upon leaving Dial, you are prohibited from copying or retaining any documents or other materials that contain confidential information. Former employees are still bound to maintain the confidentiality of information learned during their employment at Dial.

RESPONSIBILITIES TO EACH OTHER

We each have a responsibility to one another to report any actions or activity that could be viewed as unethical. You can report such activities to your supervisor, manager, Human Resources, Internal Audit, the Legal Department, Safety Coordinators, Quality Coordinators or the Compliance Hotline. Even if you are not directly involved, if you witness violations of the Code or Dial's Cultural Contract, it is your responsibility to report such violations.

EQUAL OPPORTUNITY

Dial is committed to the fair and equitable treatment of all of its employees and applicants for employment. All employees and applicants are judged by their qualifications, demonstrated skills and achievements, without regard to race, sex, age, religion, national origin, disability or any other classification protected by federal, state and local laws and ordinances. This policy applies to all phases of the employment relationship, including recruiting, hiring, evaluation, promotion, training, transfer, corrective action, discipline, compensation and benefits. You are responsible for complying with Dial's policy regarding equal opportunity.

NON-HARASSMENT

Dial's policy prohibits all harassing conduct, including behavior, comments, email messages or other conduct that contributes to an intimidating or offensive environment. This policy applies to employees at all levels, as well as to employees and representatives of Dial's suppliers, contractors and customers and other visitors at Dial locations.

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CODE OF ETHICS & BUSINESS RESPONSIBILITIES
PAGE 8

We must help each other by speaking out when someone's conduct makes us or others uncomfortable. You are responsible for promptly reporting harassment when it occurs. Retaliation against individuals who report such violations of Dial's policy, or against those who provide information in an investigation of such violations, will not be tolerated. Dial will act promptly to take corrective action and appropriate discipline with respect to any harassment or retaliation, up to and including termination of employment.

Each of us has the right to work in an environment free of harassment, intimidation and other disruptive, offensive or abusive behavior. It is Dial's policy to provide a workplace free from tensions involving matters that do not relate to Dial's business. In particular, an atmosphere of tension created by ethnic, racial, sexual or religious remarks, unwelcome sexual advances, requests for sexual favors or workplace violence will not be tolerated.

HEALTH & SAFETY

Dial is committed to providing a safe and healthy work environment. Each of us must be attentive to hazard prevention and the avoidance of accidents and injuries. You are responsible for observing the safety and health rules and practices that apply to your job. You are also responsible for taking precautions necessary to protect yourself and your co-workers, including wearing appropriate clothing and protective equipment and immediately reporting accidents, injuries and unsafe practices or conditions to the facility's Safety Manager, Environmental Manager or Plant Manager.

ALCOHOL & DRUGS

Dial has a responsibility to provide a safe work environment. Dial reinforces its commitment by prohibiting employees from using, possessing, distributing or being under the influence of illegal drugs or alcohol while working for Dial during business hours. In addition, alcohol is not permitted on Dial premises, except as authorized by Dial's General Counsel.

In addition, Dial conducts testing of its job applicants and its employees. An employee is required to submit to testing when job performance or behavior indicates

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that he or she might be under the influence of drugs or alcohol. The presence of alcohol or a controlled substance in an employee's system while on the job, or while performing duties, is a violation of policy and subject to disciplinary action, up to and including termination of employment. You must notify your Human Resources representative of any criminal drug conviction for a violation occurring in the workplace no later than five days after that conviction. Dial will comply with all applicable state and federal laws on this subject.

PRIVACY OF INFORMATION

Dial's intent is to create an environment of knowledge, confidence and trust. It is Dial's policy to acquire and retain only accurate, factual, job-related employee information required for the effective operation of Dial's business or required by law in the jurisdictions in which Dial operates. Dial keeps employee information confidential and releases it only to authorized personnel with a clear need for such information or if compelled by law.

Customer and consumer information enables Dial to better understand and meet customer and consumer needs. Dial informs customers and consumers about the use and handling of the information they provide, including informing customers and consumers about the information collected, how such information is used and the choices they have concerning further uses of the information.

RESPONSIBILITIES TO CONSUMERS

PRODUCT QUALITY

Dial's success depends upon consumer trust and satisfaction. Dial's commitment to quality, affordability and safety is essential to its continued growth and success. Dial is committed to provide products that offer value to consumers and to maintain consumer trust in its products based on product quality, performance and safety.

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Dial is committed to the following principles related to product safety:

     - Products will be safe when used as intended

     - Safety testing will provide positive assurance of safety

     - Products will comply with all legislative and regulatory requirements with respect to product development and labeling

SALES, MARKETING & ADVERTISEMENT

Dial's success in the marketplace is based on the value that its products provide to consumers, as well as the truthfulness and accuracy of product and sales presentations and advertising. Dial will not use false or deceptive advertising to promote its products. Advertising, packaging, point of purchase displays and promotional materials must be accurate and factual. Claims that favorably compare Dial products with those of competitors must be factual and based upon prior adequate substantiation. Deliberately misleading messages, omissions of important facts or false claims about competitors' products are not acceptable.

RESPONSIBILITIES TO BUSINESS PARTNERS

CONTRACTORS & SUPPLIERS

Contractor and supplier relationships must be managed consistent with all applicable laws, as well as with good business practices. Dial is committed to seeking strong, mutually rewarding business relationships with companies and individuals who can enhance the quality of its products. Dial encourages fair competition among potential suppliers, contractors and other vendors, and treats each company or individual with fairness, integrity and without discrimination. The selection of subcontractors, suppliers and vendors must be made on the basis of objective criteria, including quality, technical excellence, price, delivery, adherence to schedules, product or service suitability, maintenance of adequate sources of supply and Dial's purchasing policies and procedures.

Individuals who are involved in proposals, bid preparations or contract negotiations must be certain that all statements, communications and representations are accurate and truthful. You must always employ the highest ethical standards in business practices regarding source selection, negotiation, determination of contract

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CODE OF ETHICS & BUSINESS RESPONSIBILITIES
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awards, the administration of all purchasing activities and performance in compliance with specifications, requirements and clauses of contracts.

GIFTS & ENTERTAINMENT

To maintain trust in Dial's business relationships, you must always act with integrity. The giving or acceptance of inappropriate gifts can undermine business relationships, hurt Dial's reputation and put Dial in legal jeopardy.

You have a responsibility to make sure that all decisions regarding the purchasing of materials, supplies and services are made on the basis of competitive price, quality and performance, and in a way that preserves Dial's integrity. Giving or accepting anything of value is inappropriate if it could be reasonably interpreted as an effort to influence a business relationship or decision. The difference between a gift and a bribe is a question of intent. It is impermissible to accept or request any form of kickback or bribe. A bribe or a kickback includes any item or favor provided for the purpose of improperly obtaining favorable treatment or seeking a competitive advantage. Such efforts must not be used to accomplish indirectly what Dial could not properly or legally do directly. A violation of this policy will result in disciplinary action, up to and including termination of employment, as well as potential criminal prosecution.

In certain situations or on certain occasions, small gifts of nominal value may be presented by Dial employees to suppliers, customers or potential customers, such as specialty advertising items bearing the corporate logo, tickets to local sports, civic or cultural events, restaurant meals or refreshments.

Standards governing the acceptance of gifts from suppliers or their agents mirror those relating to the giving of gifts to Dial customers and potential customers, in that acceptance of a significant gift could be construed as improperly influencing the selection of a vendor or the awarding of a contract. It is not necessary to give gifts in order to do business with Dial. Gifts of nominal value may be accepted on an infrequent basis, such as during the holiday season, as a reasonable business courtesy. Routine entertainment by suppliers that is business related - such as business meals, entertainment, recreation, sports outings or cultural events - is

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acceptable; however, you must obtain your supervisor's approval. It is not acceptable to solicit gifts, gratuities or business courtesies for personal benefit or the benefit of a Dial employee, family member or friend. Gifts should not be accepted from a supplier or potential supplier during, or in connection with, contract negotiations. Accepting cash or cash equivalents - including checks, money orders, vouchers, gift certificates, loans, stock or stock options
- is not acceptable.

If you receive gifts or favors, you must immediately notify your supervisor. In some circumstances, you may be required to return the gift with a letter explaining Dial policy or, if a gift is perishable or impractical to return, you may be required to distribute it to employees or donate it to charity, with a letter of explanation to the donor.

Employees who do business in foreign countries often become aware of customs involving the exchange of gifts or the payment of certain fees. It is Dial's policy to comply with all applicable laws on these matters, particularly the Foreign Corrupt Practices Act. This law restricts payments to officials of foreign governments, political parties and candidates for office.

Ultimately, you must exercise moderation and prudent business judgment in deciding which situations are unacceptable. If there is ever any doubt as to the acceptability of any gift or entertainment activity, consult your supervisor or Dial's General Counsel.

RESPONSIBILITIES TO OUR COMMUNITIES

ENVIRONMENTAL PROTECTION

Dial is an environmentally responsible company and operates its facilities in compliance with applicable environmental, health and safety regulations and in a manner that has the highest regard for the safety and well being of its employees and the general public. Necessary permits, approvals and controls are maintained at all Dial facilities and Dial strives to improve products, packaging and manufacturing operations to minimize their environmental impact.

You are responsible for complying with all applicable environmental laws, regulations and Dial policies and to diligently follow the proper procedures with respect to the handling and disposal of hazardous materials. Dial insists that its suppliers and

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contractors also follow appropriate environmental laws and guidelines. If you have questions or concerns relating to Dial's environmental compliance requirements or activities, you should contact your local Safety Manager, Environmental Manager or Plant Manager.

NEWS MEDIA INQUIRIES

Providing clear and accurate information to the media and general public maintains Dial's integrity in its relationships with the public. Requests for financial or business information about Dial from the media, press, it's financial community or the public must be referred to the Senior Vice President-Investor Relations or the Vice President-Corporate Affairs. Requests for information or other contacts from the Securities & Exchange Commission, the New York Stock Exchange or other regulators must be referred to Dial's General Counsel. It is critical that you not respond to any such inquiry or contact yourself because any inappropriate or inaccurate response, even a denial or disclaimer of information, may result in adverse publicity and could otherwise seriously affect Dial's legal position.

Requests for interviews relating to Dial or its affairs, or the issuance of any press releases, must be reviewed and approved in advance by the Senior Vice President-Investor Relations or the Vice President-Corporate Affairs. Similarly, Dial-initiated interviews must be approved before they may be scheduled with the media.

PUBLIC ACTIVITIES

Dial is committed to understanding the particular needs of the communities in which it operates and is proud of its contribution to the economic and social development of those locations. Dial encourages its employees to become actively involved in the life of the communities in which Dial operates.

Dial employees are free to:

     - Support community, charitable, religious or political organizations

     - Support causes of their choice

     - Endorse an event, product or service

     - Provide testimonials

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You must not use your job title or affiliation in connection with such support, endorsement or testimonial without approval from the Senior Vice President-Investor Relations or the Vice President-Corporate Affairs. You also must make it clear that your views and actions do not necessarily represent those of Dial. If you author an article or other publication and plan to be identified as a Dial employee, you must first get approval from the Senior Vice President-Investor Relations or the Vice President-Corporate Affairs. No Dial employee may pressure another employee to express a view that is contrary to a personal belief or to contribute to or support a political, religious or charitable cause.

INTERNATIONAL OPERATIONS

All Dial employees worldwide must comply with Dial policies and procedures applicable to international business transactions and with the legal requirements and ethical standards of each country in which they conduct Dial business, as well as with all U.S. laws applicable in other countries.

The Foreign Corrupt Practices Act ("FCPA") applies to business transactions both inside the U.S. and in other countries. Its requirements relate to accurate and complete financial books and records, transactions with foreign government officials and prohibitions from directly or indirectly offering to pay, or authorizing payment to, foreign government officials for the purpose of influencing the acts or decisions of foreign officials. Violation of the FCPA can bring severe penalties and it is mandatory that all employees living or working in foreign countries become familiar with the FCPA and its requirements.

REPORTING VIOLATIONS

Dial employees have many options for seeking compliance advice or reporting misconduct. Employees can contact their supervisor, manager, Human Resources, Internal Audit, the Corporate Compliance Department, the Legal Department, Safety Coordinators, Quality Coordinators or the Compliance Hotline.

Anyone who seeks advice, raises a concern or reports misconduct is following the requirements of this Code. You may call the Compliance Hotline to report actual or suspected violations related to any violations of Dial's Code or Cultural Contract.

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If someone is found to have violated this Code or Dial's Cultural Contract, they will be subject to disciplinary action, including termination of employment. In addition, retaliation against anyone who makes a good faith report of misconduct will not be tolerated. Dial will take appropriate disciplinary action, including termination of employment, against individuals engaging in any retaliatory conduct. If you suspect that you or someone you know has been retaliated against for reporting possible misconduct, you should contact your supervisor, manager, Human Resources, Internal Audit, the Corporate Compliance Department, the Legal Department or the Compliance Hotline immediately.

ETHICS & COMPLIANCE CHECKLIST
When in doubt, ask yourself...

- Do my actions comply with Dial's policies and procedures?

- Am I being fair and honest?

- Would I be comfortable describing my decision at an all-employee meeting?

- How will I feel about myself afterward?

- How would it look in the headlines?

- What would I tell my child to do?

WAIVERS

Any waiver of Dial's Code for executive officers or Directors may be made only by Dial's Board of Directors. Any waivers will be promptly disclosed as required by law or by the Securities and Exchange Commission or the New York Stock Exchange.

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THE DIAL CORPORATION
COMPLIANCE
HOTLINE

1-888-662-7878

What is the Dial Compliance Hotline?

The Dial Corporation Compliance Hotline is a simple, risk-free way for you to anonymously report actual or suspected activities that may involve criminal conduct or violations of Dial's Code or Cultural Contract. The Hotline is staffed by an independent, third-party resource.

What if I don't have all the facts?

Call the Dial Compliance Hotline even if you are not sure there is a problem. Once the independent, third party communications specialist receives your report, an investigation will be conducted and appropriate action will be taken.

For more information, please consult The Dial Corporation Compliance Hotline brochure available from the Corporate Compliance Department or on the Corporate Compliance Web site.

                                 1-888-662-7878

                             DIAL COMPLIANCE HOTLINE
               AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK, TOLL FREE.

The information provided and procedures set forth in this publication do not confer contractual rights of any kind on any employee or third party, or create contractual obligations of any kind for The Dial Corporation.